EXHIBIT 99.1

UFP TECHNOLOGIES, INC.

172 East Main Street

Georgetown, MA 01833 – USA

Tel.  978-352-2200  /  Fax  978-352-5616

INFO@UFPT.COM  /  WWW.UFPT.COM

FOR IMMEDIATE RELEASE	CONTACT:
July 29, 2003	Ron Lataille (978) 352-2200

UFP TECHNOLOGIES ANNOUNCES SECOND QUARTER RESULTS

THIRD STRAIGHT QUARTER OF SALES GROWTH

Georgetown, Mass. (July 29, 2003).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported net sales of $15.4 million for the second quarter ended June 30, 2003, compared to net sales of $16.6 million in the same period last year.  For the quarter, the Company reported a net loss of $96,000 or $0.02 per common share outstanding compared to a net profit of $74,000 or $0.02 per share a year ago.  For the six-month period ended June 30, 2003 the Company reported sales of $29.6 million and a net loss of $464,000 or $0.10 per common share, compared to sales of $32.2 million and a net loss of $242,000 or $0.06 per common share a year ago.

“While demand remains sluggish in our core markets, we are encouraged by our sales activity and pipeline of opportunities,” said R. Jeffrey Bailly, President and Chief Executive Officer. “Our second quarter results represent steady progress over our first quarter, and our third consecutive quarter of sales growth.”

“Although we generated a small loss, the quarter included costs associated with the start-up of our new $77 million automotive program. We will continue to incur start-up costs until the program’s scheduled launch in late 2004,” said Bailly.  “We also incurred costs to consolidate our molded fiber tooling operations from our Maine design center into our Iowa manufacturing plant. It’s all part of our continuing strategy to invest in sales growth opportunities while driving costs out of the business.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

* * *

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected positive results from the Company’s investments and new programs, improved results, the ability of the Company to benefit from its sales activity and pipeline of activity, and the expected volume of sales under the Company’s new contract with a large Tier-1 automotive supplier.  The Company cannot guarantee that it will benefit at all from its contract with the automotive supplier.  This contract is terminable by the automotive supplier for any reason, subject to a cancellation charge.  In addition, the $77 million revenue value of the contract is only an estimate based on the projected needs of the automotive supplier.  The Company’s revenues are directly dependent on the ability of the automotive supplier to develop, market, and sell its products in a timely, cost-effective manner.  If the automotive supplier’s needs decrease over the course of the eight-year contract, the Company’s estimated revenues from this contract may also decrease.  Even if the Company generates revenue from the project, the Company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected.  Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the Company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the

SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

UFP Technologies, Inc.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Three Months Ended		Six Months Ended
	30-Jun-03	30-Jun-02	30-Jun-03	30-Jun-02
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$15,353	$16,648	$29,598	$32,179
Cost of sales	12,614	13,156	24,599	25,815
Gross profit	2,739	3,492	4,999	6,364
SG&A	2,640	3,135	5,326	6,289
Operating income (loss)	99	357	(327)	75
Interest expense, other income & expenses	208	238	376	465
Income (loss) before income taxes	(109)	119	(703)	(390)
Income taxes	(13)	45	(239)	(148)
Net income (loss)	$(96)	$74	$(464)	$(242)

Weighted average diluted shares outstanding	4,492	4,400	4,475	4,324
Per Share Data
Net income (loss)	$(0.02)	$0.02	$(0.10)	$(0.06)

Consolidated Condensed Balance Sheet

($ in thousands)

	30-Jun-03	31-Dec-02
	Unaudited	Audited
Assets
Current assets	$16,491	$15,122
Net property, plant, and equipment	11,095	11,206
Other assets	8,870	9,055
Total assets	$36,456	$35,383
Liabilities and stockholders’ equity
Current liabilities	$14,137	$13,582
Long-term debt	7,702	6,851
Other liabilities	900	900
Total liabilities	$22,739	$21,333
Total stockholders’ equity	13,717	14,050
Total liabilities and stockholders’ equity	$36,456	$35,383